Zions Bancorporation, N.A. One South Main Salt Lake City, UT 84133 October 24, 2022
www.zionsbancorporation.com
Third Quarter 2022 Financial Results: FOR IMMEDIATE RELEASE
Investor and Media Contact: James Abbott (801) 844-7637

Zions Bancorporation, N.A. reports: 3Q22 Net Earnings of $211 million, diluted EPS of $1.40 compared with 3Q21 Net Earnings of $234 million, diluted EPS of $1.45, and 2Q22 Net Earnings of $195 million, diluted EPS of $1.29

THIRD QUARTER RESULTS

$1.40	$211 million	3.24%	9.6%
Net earnings per diluted common share	Net earnings	Net interest margin (“NIM”)	Estimated Common Equity Tier 1 ratio

THIRD QUARTER HIGHLIGHTS¹

Net Interest Income and NIM	•	Net interest income was $663 million, up 19%
	•	NIM was 3.24%, compared with 2.68%

Operating Performance	•	Pre-provision net revenue ("PPNR") was $359 million, up 32%; adjusted PPNR² was $351 million, up 21%
	•	PPP loans contributed $6 million in interest income, compared with $63 million
	•	Customer-related noninterest income was $156 million, up 3%
	•	Noninterest expense was $479 million, up 12%; adjusted noninterest expense² was $477 million, up 10%
	•	The efficiency ratio² was 57.6%, compared with 59.8%

Loans and Credit Quality	•	Loans and leases were $53.9 billion, up 6%; and excluding PPP, loans and leases were $53.6 billion, up 13%
	•	The provision for credit losses was $71 million, compared with ($46) million
	•	The allowance for credit losses was 1.10% of loans (ex-PPP), compared with 1.11% of loans (ex-PPP)
	•	Nonperforming assets[3] were $151 million, or 0.3%, of loans, compared with $324 million, or 0.6%, of loans

Capital	•	The estimated CET1 capital ratio was 9.6%, compared with 10.9%
	•	Shares of common stock repurchased during the quarter were 0.9 million for $50 million

Notable items	•	Equity investment valuation loss of $6 million, or $0.03 per share
	•	Credit valuation adjustment gain on client-related interest rate swaps of $4 million, or $0.02 per share
	•	Deposits were $76.0 billion, down 2%, and the loan-to-deposit ratio was 71%, compared with 65%

CEO COMMENTARY

Harris H. Simmons, Chairman and CEO of Zions Bancorporation, commented, “Our third quarter results continued to demonstrate the positive impact of solid loan growth and moderately higher interest rates, as our net interest margin strengthened to 3.24%, up from 2.68% a year ago, producing strong adjusted pre-provision net revenue (PPNR) growth and positive operating leverage.”

Mr. Simmons continued, “Strong PPNR growth was offset by a higher provision for credit losses. Despite material improvements in most of our credit quality metrics relative to both last quarter and last year, we boosted our loan loss reserve to reflect both loan growth and a heightened probability of economic recession in the coming year.”

OPERATING PERFORMANCE[2]

(In millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Adjusted PPNR	$351	$290	$892	$833
Net charge-offs (recoveries)	$27	$(1)	$42	$5
Efficiency ratio	57.6%	59.8%	61.1%	60.8%
Weighted average diluted shares	149.8	160.5	150.8	162.5
1 Comparisons noted in the bullet points are calculated for the current quarter compared with the same prior-year period unless otherwise specified.
2 For information on non-GAAP financial measures, see pages 15-17.
3 Does not include banking premises held for sale.

ZIONS BANCORPORATION, N.A.
Press Release – Page 2

Comparisons noted in the sections below are calculated for the current quarter versus the same prior-year period unless otherwise specified. Growth rates of 100% or more are considered not meaningful (“NM”) as they generally reflect a low starting point.
RESULTS OF OPERATIONS

Net Interest Income and Margin
				3Q22 - 2Q22		3Q22 - 3Q21
(In millions)	3Q22	2Q22	3Q21	$	%	$	%
Interest and fees on loans	$551	$468	$484	$83	18%	$67	14%
Interest on money market investments	24	12	7	12	NM	17	NM
Interest on securities	132	128	78	4	3	54	69
Total interest income	707	608	569	99	16	138	24
Interest on deposits	19	7	7	12	NM	12	NM
Interest on short- and long-term borrowings	25	8	7	17	NM	18	NM
Total interest expense	44	15	14	29	NM	30	NM
Net interest income	$663	$593	$555	$70	12	$108	19
				bps		bps
Yield on interest-earning assets[1]	3.45%	2.94%	2.75%	51		70
Rate paid on total deposits and interest-bearing liabilities[1]	0.22%	0.07%	0.07%	15		15
Cost of total deposits[1]	0.10%	0.03%	0.03%	7		7
Net interest margin[1]	3.24%	2.87%	2.68%	37		56
1 Rates are calculated using amounts in thousands and a tax rate of 21% for the periods presented.
Notwithstanding a $57 million decrease in interest income from PPP loans, net interest income increased $108 million, or 19%, to $663 million in the third quarter of 2022, primarily due to a higher interest rate environment and a favorable change in the composition of interest-earning assets.
Average interest-earning assets decreased $0.7 billion, or 1%, from the prior year quarter, driven by significant declines in average money market investments and PPP loans, the effects of which were largely offset by strong growth in average available-for-sale securities and average loans and leases (ex-PPP). Average money market investments declined $9.0 billion and average PPP loans decreased $3.4 billion. Average securities increased $6.2 billion, representing 31% of average interest-earning assets, compared with 24%, and average loans and leases (ex-PPP) increased $5.5 billion.
The net interest margin was 3.24%, compared with 2.68%. The yield on average interest-earning assets was 3.45% in the third quarter of 2022, an increase of 70 basis points. The yield on total loans increased 35 basis points to 4.17%, the yield on non-PPP loans increased 57 basis points to 4.16%, and the yield on securities increased 47 basis points to 2.10%, all reflecting the higher interest rate environment.
The cost of total deposits for the third quarter of 2022 was 0.10%, compared with 0.03%. The rate paid on total deposits and interest-bearing liabilities was 0.22%, compared with 0.07%. Average noninterest-bearing deposits as a percentage of total deposits were 51%, up slightly from the same prior year period.
In the third quarter of 2022, more than 1,000 PPP loans totaling $0.2 billion were forgiven by the SBA. PPP loans contributed $6 million in interest income during the quarter, compared with $63 million. During the same time periods, approximately $4 million and $41 million of the interest income from PPP loans was related to accelerated recognition of net unamortized deferred fees due to forgiveness, respectively. At September 30, 2022, the remaining net unamortized deferred fees on PPP loans totaled $5 million.

ZIONS BANCORPORATION, N.A.
Press Release – Page 3

Noninterest Income
				3Q22 - 2Q22		3Q22 - 3Q21
(In millions)	3Q22	2Q22	3Q21	$	%	$	%
Commercial account fees	$40	$37	$34	$3	8%	$6	18%
Card fees	27	25	25	2	8	2	8
Retail and business banking fees	17	20	20	(3)	(15)	(3)	(15)
Loan-related fees and income	18	21	27	(3)	(14)	(9)	(33)
Capital markets and foreign exchange fees	25	21	17	4	19	8	47
Wealth management fees	14	13	13	1	8	1	8
Other customer-related fees	15	17	15	(2)	(12)	—	—
Customer-related noninterest income	156	154	151	2	1	5	3
Fair value and nonhedge derivative income (loss)	4	10	2	(6)	(60)	2	NM
Dividends and other income (loss)	(1)	7	9	(8)	NM	(10)	NM
Securities gains (losses), net	6	1	(23)	5	NM	29	NM
Total noninterest income	$165	$172	$139	$(7)	(4)	$26	19

Total customer-related noninterest income increased $5 million, or 3%, driven by increases in capital markets and foreign exchange fees, commercial account fees, card fees, and wealth management fees. Capital markets and foreign exchange fees benefited from improved customer swap, foreign exchange, and syndication activity. These increases were partially offset by a decrease in loan-related fees, primarily due to a decline in our residential mortgages held for sale, and a decrease in retail and business banking fees. The latter decrease was due largely to a previously disclosed change in our overdraft and non-sufficient funds practices, which was effected early in the third quarter of 2022.
Net securities gains and losses increased $29 million, due largely to unrealized losses recorded during the prior year period related to our SBIC investment in Recursion Pharmaceuticals, Inc. Dividends and other income (loss) decreased $10 million from the prior year period, primarily due to a $6 million valuation loss recognized on one of our equity investments in the current period.

Noninterest Expense
				3Q22 - 2Q22		3Q22 - 3Q21
(In millions)	3Q22	2Q22	3Q21	$	%	$	%
Salaries and employee benefits	$312	$307	$285	$5	2%	$27	9%
Technology, telecom, and information processing	53	53	50	—	—	3	6
Occupancy and equipment, net	38	36	37	2	6	1	3
Professional and legal services	14	14	17	—	—	(3)	(18)
Marketing and business development	11	9	9	2	22	2	22
Deposit insurance and regulatory expense	13	13	8	—	—	5	63
Credit-related expense	8	7	7	1	14	1	14
Other real estate expense, net	—	—	—	—	NM	—	NM
Other	30	25	16	5	20	14	88
Total noninterest expense	$479	$464	$429	$15	3	$50	12
Adjusted noninterest expense [1]	$477	$463	$432	$14	3	$45	10
1 For information on non-GAAP financial measures, see pages 15-17.
Total noninterest expense increased $50 million, or 12%, relative to the prior year quarter. Salaries and benefits expense increased $27 million, or 9%, due to the impact of inflationary and competitive labor market pressures on wages and benefits, increased headcount, and increased incentive compensation accruals arising from improvements in anticipated full-year profitability.

ZIONS BANCORPORATION, N.A.
Press Release – Page 4

Other noninterest expense increased $14 million, primarily due to the reversal of a success fee accrual in the prior year period related to our SBIC investment in Recursion Pharmaceuticals, Inc., as well as increased travel and certain other expenses incurred during the current period. Deposit insurance and regulatory expense increased $5 million, driven largely by a higher FDIC insurance assessment resulting from changes in the balance sheet composition.
Professional and legal services expense decreased $3 million, or 18%, due to third-party assistance associated with PPP loan forgiveness and other technology-related and outsourced services utilized in the prior year period.
The efficiency ratio was 57.6%, compared with 59.8%, as growth in net revenue outpaced growth in noninterest expense. For information on non-GAAP financial measures, including differences between noninterest expense and adjusted noninterest expense, see pages 15-17.
BALANCE SHEET ANALYSIS

Loans and Leases
				3Q22 - 2Q22		3Q22 - 3Q21
(In millions)	3Q22	2Q22	3Q21	$	%	$	%
Loans held for sale	$25	$42	$67	$(17)	(40)%	$(42)	(63)%
Loans and leases:
Commercial – excluding PPP loans	$29,506	$28,649	$25,369	$857	3	$4,137	16
Commercial – PPP loans	306	534	3,080	(228)	(43)	(2,774)	(90)
Commercial real estate	12,356	12,136	12,153	220	2	203	2
Consumer	11,750	11,051	10,076	699	6	1,674	17
Loans and leases, net of unearned income and fees	53,918	52,370	50,678	1,548	3	3,240	6
Less allowance for loan losses	541	508	491	33	6	50	10
Loans and leases held for investment, net of allowance	$53,377	$51,862	$50,187	$1,515	3	$3,190	6

Unfunded lending commitments	$29,758	$28,008	$26,138	$1,750	6	$3,620	14
Loans and leases, net of unearned income and fees, increased $3.2 billion, or 6%, to $53.9 billion at September 30, 2022. Excluding PPP loans, total loans and leases increased $6.0 billion, or 13%, to $53.6 billion. Commercial and industrial loans, owner occupied loans, and municipal loans increased $2.4 billion, $0.8 billion, and $0.8 billion, respectively. The consumer 1-4 family residential mortgage loan portfolio increased $0.7 billion, and home equity credit lines increased $0.5 billion.
Unfunded lending commitments increased $3.6 billion, or 14%, to $29.8 billion at September 30, 2022, primarily due to growth in home equity and consumer one-time close construction lending commitments.

ZIONS BANCORPORATION, N.A.
Press Release – Page 5

Credit Quality
				3Q22 - 2Q22		3Q22 - 3Q21
(In millions)	3Q22	2Q22	3Q21	$	%	$	%
Provision for credit losses	$71	$41	$(46)	$30	73%	$117	NM
Allowance for credit losses	590	546	529	44	8	61	12%
Net loan and lease charge-offs (recoveries)	27	9	(1)	18	NM	28	NM
Nonperforming assets[2]	151	201	324	(50)	(25)	(173)	(53)
Classified loans	965	1,009	1,397	(44)	(4)	(432)	(31)
	3Q22	2Q22	3Q21	bps		bps
Ratio of ACL to loans[1] and leases outstanding, at period end	1.09%	1.04%	1.04%	5		5
Ratio of ACL to loans[1] and leases outstanding (ex-PPP), at period end	1.10%	1.05%	1.11%	5		(1)
Annualized ratio of net loan and lease charge-offs to average loans	0.20%	0.07%	(0.01)%	13		21
Ratio of classified loans to total loans and leases (ex-PPP)	1.80%	1.95%	2.93%	(15)		(113)
Ratio of nonperforming assets[1] and accruing loans 90 days or more past due to loans and leases and other real estate owned	0.32%	0.39%	0.65%	(7)		(33)
1 Does not include loans held for sale.
2 Does not include banking premises held for sale.
Nonperforming assets decreased $173 million, or 53%, and classified loans decreased $432 million, or 31%. Net loan and lease charge-offs were $27 million, compared with net recoveries of $1 million in the prior year quarter. During the third quarter of 2022, we recorded a $71 million provision for credit losses, compared with a $(46) million provision during the prior year period. The allowance for credit losses (“ACL”) was $590 million at September 30, 2022, compared with $529 million at September 30, 2021. The increase in the ACL was primarily due to growth in the loan portfolio. The ratio of ACL to total loans and leases (ex-PPP) was 1.10% at September 30, 2022, compared with 1.11% at September 30, 2021.

Deposits and Borrowed Funds
				3Q22 - 2Q22		3Q22 - 3Q21
(In millions)	3Q22	2Q22	3Q21	$	%	$	%
Noninterest-bearing demand	$39,133	$40,289	$39,150	$(1,156)	(3)%	$(17)	—%
Interest-bearing:
Savings and money market	35,389	37,346	37,046	(1,957)	(5)	(1,657)	(4)
Time	1,473	1,426	1,688	47	3	(215)	(13)
Total deposits	$75,995	$79,061	$77,884	$(3,066)	(4)	$(1,889)	(2)
Borrowed funds:
Federal funds purchased and other short-term borrowings	$5,363	$1,018	$579	$4,345	NM	$4,784	NM
Long-term debt	647	671	1,020	(24)	(4)	(373)	(37)
Total borrowed funds	$6,010	$1,689	$1,599	$4,321	NM	$4,411	NM
Total deposits decreased $1.9 billion, or 2%, primarily due to a $1.7 billion, or 4%, decrease in savings and money market deposits. Total deposits at September 30, 2022 included approximately $400 million of deposit balances acquired from the purchase of three Northern Nevada branches during the third quarter of 2022. Our loan-to-deposit ratio was 71%, compared with 65% in the prior year quarter, which continues to afford us flexibility in managing our funding costs.

ZIONS BANCORPORATION, N.A.
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Average total deposits remained relatively flat at $77.5 billion, compared with the prior year period. Average noninterest-bearing deposits increased $1.3 billion, or 3%, and were 51% and 50% of average total deposits for the respective time periods.
Total borrowed funds increased $4.4 billion from the prior year quarter, driven by increases in short-term borrowings as a result of significant loan growth and declines in interest-bearing deposits. The decrease in long-term debt was primarily due to the redemption and maturity of senior notes during the past year.

Shareholders’ Equity
				3Q22 - 2Q22		3Q22 - 3Q21
(In millions, except share data)	3Q22	2Q22	3Q21	$	%	$	%
Shareholders’ equity:
Preferred stock	$440	$440	$440	$—	—%	$—	—%
Common stock and additional paid-in capital	1,799	1,845	2,245	(46)	(2)	(446)	(20)
Retained earnings	5,597	5,447	5,025	150	3	572	11
Accumulated other comprehensive income (loss)	(3,140)	(2,100)	64	(1,040)	(50)	(3,204)	NM
Total shareholders’ equity	$4,696	$5,632	$7,774	$(936)	(17)	$(3,078)	(40)
Capital distributions:
Common dividends paid	$62	$58	$62	$4	7	$—	—
Bank common stock repurchased	50	50	325	—	—	(275)	(85)
Total capital distributed to common shareholders	$112	$108	$387	$4	4	$(275)	(71)

				shares	%	shares	%
Weighted average diluted common shares outstanding (in thousands)	149,792	150,838	160,480	(1,046)	(1)%	(10,688)	(7)%
Common shares outstanding, at period end (in thousands)	149,611	150,471	156,530	(860)	(1)	(6,919)	(4)
The common stock dividend was $0.41 per share, compared with $0.38 per share during the prior year quarter. Common shares outstanding decreased 6.9 million, or 4%, from the third quarter of 2021, primarily due to common stock repurchases. During the third quarter of 2022, we repurchased 0.9 million common shares outstanding for $50 million.
Accumulated other comprehensive income (“AOCI”) decreased to a loss of $3.1 billion at September 30, 2022, due to decreases in the fair value of fixed-rate available-for-sale securities as a result of changes in interest rates. Absent any sales or credit impairment of these securities, the unrealized losses will not be recognized in earnings. We do not intend to sell any securities with unrealized losses. Additionally, changes in AOCI do not impact our regulatory capital ratios.
Estimated common equity tier 1 (“CET1”) capital was $6.3 billion, compared with $6.2 billion, and the estimated CET1 capital ratio was 9.6%, compared with 10.9%, driven by the increase in risk-weighted assets due to strong loan growth. Tangible book value per common share decreased to $21.54, compared with $40.37, primarily due to the decrease in AOCI previously described.

ZIONS BANCORPORATION, N.A.
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Supplemental Presentation and Conference Call
Zions has posted a supplemental presentation to its website, which will be used to discuss the third quarter results at 5:30 p.m. ET on October 24, 2022. Media representatives, analysts, investors, and the public are invited to join this discussion by calling (877) 709-8150 (domestic and international) and entering the passcode 13733310, or via on-demand webcast. A link to the webcast will be available on the Zions Bancorporation website at zionsbancorporation.com. The webcast of the conference call will also be archived and available for 30 days.
About Zions Bancorporation, N.A.
Zions Bancorporation, N.A. is one of the nation's premier financial services companies with more than $90 billion of total assets at December 31, 2021, and annual net revenue of $2.9 billion in 2021. Zions operates under local management teams and distinct brands in 11 western states: Arizona, California, Colorado, Idaho, Nevada, New Mexico, Oregon, Texas, Utah, Washington, and Wyoming. The Bank is a consistent recipient of national and state-wide customer survey awards in small- and middle-market banking, as well as a leader in public finance advisory services and Small Business Administration lending. In addition, Zions is included in the S&P 500 and NASDAQ Financial 100 indices. Investor information and links to local banking brands can be accessed at zionsbancorporation.com.
Forward-Looking Information
This earnings release includes “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements, often accompanied by words such as “may,” “might,” “could,” “anticipate,” “expect,” and similar terms, are based on management’s current expectations and assumptions regarding future events or determinations, all of which are subject to known and unknown risks and uncertainties.
Forward-looking statements are not guarantees, nor should they be relied upon as representing management’s views as of any subsequent date. Factors that could cause our actual results, performance or achievements, industry trends, and results or regulatory outcomes to differ materially from those expressed or implied in the forward-looking statements are discussed in our 2021 Form 10-K and subsequent filings with the Securities and Exchange Commission (SEC), and are available on our website (www.zionsbancorporation.com) and from the SEC (www.sec.gov).
Except to the extent required by law, we specifically disclaim any obligation to update any factors or to publicly announce the revisions to any forward-looking statements to reflect future events or developments.

ZIONS BANCORPORATION, N.A.
Press Release – Page 8

FINANCIAL HIGHLIGHTS
(Unaudited)

	Three Months Ended
(In millions, except share, per share, and ratio data)	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
BALANCE SHEET [1]
Loans held for investment, net of allowance	$53,377	$51,862	$50,764	$50,338	$50,187
Total assets	88,474	87,784	91,126	93,200	88,306
Deposits	75,995	79,061	82,351	82,789	77,884
Total shareholders’ equity	4,696	5,632	6,294	7,463	7,774
STATEMENT OF INCOME
Net earnings applicable to common shareholders	$211	$195	$195	$207	$234
Net interest income	663	593	544	553	555
Taxable-equivalent net interest income [2]	673	602	552	563	562
Total noninterest income	165	172	142	190	139
Total noninterest expense	479	464	464	449	429
Adjusted pre-provision net revenue [2]	351	300	241	288	290
Provision for credit losses	71	41	(33)	25	(46)
SHARE AND PER COMMON SHARE AMOUNTS
Net earnings per diluted common share	$1.40	$1.29	$1.27	$1.34	$1.45
Dividends	0.41	0.38	0.38	0.38	0.38
Book value per common share [1]	28.45	34.50	38.68	46.32	46.85
Tangible book value per common share [1,2]	21.54	27.76	31.97	39.62	40.37
Weighted average share price	54.50	56.62	68.23	63.69	54.78
Weighted average diluted common shares outstanding (in thousands)	149,792	150,838	151,687	153,635	160,480
Common shares outstanding (in thousands) [1]	149,611	150,471	151,348	151,625	156,530
SELECTED RATIOS AND OTHER DATA
Return on average assets	0.97%	0.91%	0.90%	0.92%	1.08%
Return on average common equity	15.8%	14.0%	11.8%	11.5%	12.3%
Return on average tangible common equity [2]	19.5%	17.1%	13.9%	13.4%	14.2%
Net interest margin	3.24%	2.87%	2.60%	2.58%	2.68%
Cost of total deposits	0.10%	0.03%	0.03%	0.03%	0.03%
Efficiency ratio [2]	57.6%	60.7%	65.8%	60.8%	59.8%
Effective tax rate	21.9%	21.9%	20.4%	20.8%	22.8%
Ratio of nonperforming assets to loans and leases and other real estate owned	0.28%	0.38%	0.49%	0.53%	0.64%
Annualized ratio of net loan and lease charge-offs to average loans	0.20%	0.07%	0.05%	0.01%	(0.01)%
Ratio of total allowance for credit losses to loans and leases outstanding [1]	1.09%	1.04%	1.00%	1.09%	1.04%
Full-time equivalent employees	9,920	9,895	9,724	9,685	9,641
CAPITAL RATIOS AND DATA [1]
Common equity tier 1 capital [3]	$6,342	$6,257	$6,166	$6,068	$6,236
Risk-weighted assets [3]	65,982	63,424	61,427	59,600	57,459
Tangible common equity ratio [2]	3.7%	4.8%	5.4%	6.5%	7.2%
Common equity tier 1 capital ratio [3]	9.6%	9.9%	10.0%	10.2%	10.9%
Tier 1 leverage ratio [3]	7.5%	7.4%	7.3%	7.2%	7.6%
Tier 1 risk-based capital ratio [3]	10.3%	10.6%	10.8%	10.9%	11.6%
Total risk-based capital ratio [3]	12.0%	12.3%	12.5%	12.8%	13.6%
1 At period end.
2    For information on non-GAAP financial measures, see pages 15-17.
3 Current period ratios and amounts represent estimates.

ZIONS BANCORPORATION, N.A.
Press Release – Page 9

CONSOLIDATED BALANCE SHEETS

(In millions, shares in thousands)	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
ASSETS
Cash and due from banks	$549	$559	$700	$595	$597
Money market investments:
Interest-bearing deposits	1,291	1,249	5,093	10,283	9,442
Federal funds sold and security resell agreements	2,797	2,273	2,345	2,133	1,858
Investment securities:
Held-to-maturity[1], at amortized cost	423	614	439	441	459
Available-for-sale, at fair value	23,233	25,297	26,145	24,048	20,461
Trading account, at fair value	526	304	382	372	305
Total securities, net of allowance	24,182	26,215	26,966	24,861	21,225
Loans held for sale	25	42	43	83	67
Loans and leases, net of unearned income and fees	53,918	52,370	51,242	50,851	50,678
Less allowance for loan losses	541	508	478	513	491
Loans held for investment, net of allowance	53,377	51,862	50,764	50,338	50,187
Other noninterest-bearing investments	983	840	829	851	868
Premises, equipment and software, net	1,388	1,372	1,346	1,319	1,282
Goodwill and intangibles	1,034	1,015	1,015	1,015	1,015
Other real estate owned	3	—	4	8	21
Other assets	2,845	2,357	2,021	1,714	1,744
Total assets	$88,474	$87,784	$91,126	$93,200	$88,306
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$39,133	$40,289	$41,937	$41,053	$39,150
Interest-bearing:
Savings and money market	35,389	37,346	38,864	40,114	37,046
Time	1,473	1,426	1,550	1,622	1,688
Total deposits	75,995	79,061	82,351	82,789	77,884
Federal funds purchased and other short-term borrowings	5,363	1,018	638	903	579
Long-term debt	647	671	689	1,012	1,020
Reserve for unfunded lending commitments	49	38	36	40	38
Other liabilities	1,724	1,364	1,118	993	1,011
Total liabilities	83,778	82,152	84,832	85,737	80,532
Shareholders’ equity:
Preferred stock, without par value; authorized 4,400 shares	440	440	440	440	440
Common stock[2] ($0.001 par value; authorized 350,000 shares) and additional paid-in capital	1,799	1,845	1,889	1,928	2,245
Retained earnings	5,597	5,447	5,311	5,175	5,025
Accumulated other comprehensive income (loss)	(3,140)	(2,100)	(1,346)	(80)	64
Total shareholders’ equity	4,696	5,632	6,294	7,463	7,774
Total liabilities and shareholders’ equity	$88,474	$87,784	$91,126	$93,200	$88,306
[1] Held-to-maturity (fair value)	$379	$578	$414	$443	$461
[2] Common shares (issued and outstanding)	149,611	150,471	151,348	151,625	156,530

ZIONS BANCORPORATION, N.A.
Press Release – Page 10

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)	Three Months Ended
(In millions, except share and per share amounts)	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Interest income:
Interest and fees on loans	$551	$468	$437	$471	$484
Interest on money market investments	24	12	6	7	7
Interest on securities	132	128	112	88	78
Total interest income	707	608	555	566	569
Interest expense:
Interest on deposits	19	7	6	7	7
Interest on short- and long-term borrowings	25	8	5	6	7
Total interest expense	44	15	11	13	14
Net interest income	663	593	544	553	555
Provision for credit losses:
Provision for loan losses	60	39	(29)	23	(45)
Provision for unfunded lending commitments	11	2	(4)	2	(1)
Total provision for credit losses	71	41	(33)	25	(46)
Net interest income after provision for credit losses	592	552	577	528	601
Noninterest income:
Commercial account fees	40	37	41	34	34
Card fees	27	25	25	25	25
Retail and business banking fees	17	20	20	19	20
Loan-related fees and income	18	21	22	22	27
Capital markets and foreign exchange fees	25	21	15	24	17
Wealth management fees	14	13	14	13	13
Other customer-related fees	15	17	14	15	15
Customer-related noninterest income	156	154	151	152	151
Fair value and nonhedge derivative income (loss)	4	10	6	(1)	2
Dividends and other income (loss)	(1)	7	2	19	9
Securities gains (losses), net	6	1	(17)	20	(23)
Total noninterest income	165	172	142	190	139
Noninterest expense:
Salaries and employee benefits	312	307	312	282	285
Technology, telecom, and information processing	53	53	52	51	50
Occupancy and equipment, net	38	36	38	38	37
Professional and legal services	14	14	14	16	17
Marketing and business development	11	9	8	20	9
Deposit insurance and regulatory expense	13	13	10	9	8
Credit-related expense	8	7	7	7	7
Other real estate expense, net	—	—	1	—	—
Other	30	25	22	26	16
Total noninterest expense	479	464	464	449	429
Income before income taxes	278	260	255	269	311
Income taxes	61	57	52	56	71
Net income	217	203	203	213	240
Preferred stock dividends	(6)	(8)	(8)	(6)	(6)
Net earnings applicable to common shareholders	$211	$195	$195	$207	$234
Weighted average common shares outstanding during the period:
Basic shares (in thousands)	149,628	150,635	151,285	153,248	160,221
Diluted shares (in thousands)	149,792	150,838	151,687	153,635	160,480
Net earnings per common share:
Basic	$1.40	$1.29	$1.27	$1.34	$1.45
Diluted	1.40	1.29	1.27	1.34	1.45

ZIONS BANCORPORATION, N.A.
Press Release – Page 11

Loan Balances Held for Investment by Portfolio Type
(Unaudited)

(In millions)	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Commercial:
Commercial and industrial	$15,656	$14,989	$14,356	$13,867	$13,230
PPP	306	534	1,081	1,855	3,080
Leasing	347	339	318	327	293
Owner occupied	9,279	9,208	9,026	8,733	8,446
Municipal	4,224	4,113	3,944	3,658	3,400
Total commercial	29,812	29,183	28,725	28,440	28,449
Commercial real estate:
Construction and land development	2,800	2,659	2,769	2,757	2,843
Term	9,556	9,477	9,325	9,441	9,310
Total commercial real estate	12,356	12,136	12,094	12,198	12,153
Consumer:
Home equity credit line	3,331	3,266	3,089	3,016	2,834
1-4 family residential	6,852	6,423	6,122	6,050	6,140
Construction and other consumer real estate	973	787	692	638	584
Bankcard and other revolving plans	471	448	410	396	395
Other	123	127	110	113	123
Total consumer	11,750	11,051	10,423	10,213	10,076
Total loans and leases	$53,918	$52,370	$51,242	$50,851	$50,678

Nonperforming Assets
(Unaudited)

(In millions)	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021

Nonaccrual loans [1]	$151	$201	$252	$271	$323
Other real estate owned [2]	—	—	—	1	1
Total nonperforming assets	$151	$201	$252	$272	$324
Ratio of nonperforming assets to loans[1] and leases and other real estate owned [2]	0.28%	0.38%	0.49%	0.53%	0.64%
Accruing loans past due 90 days or more	$20	$6	$3	$8	$4
Ratio of accruing loans past due 90 days or more to loans[1] and leases	0.04%	0.01%	0.01%	0.02%	0.01%
Nonaccrual loans and accruing loans past due 90 days or more	$171	$207	$255	$279	$327
Ratio of nonperforming assets[1] and accruing loans 90 days or more past due to loans and leases and other real estate owned	0.32%	0.39%	0.50%	0.55%	0.65%
Accruing loans past due 30-89 days [3]	$84	$123	$93	$70	$114
Restructured loans included in nonaccrual loans	39	61	100	105	121
Restructured loans on accrual	206	214	216	221	231
Classified loans	965	1,009	1,148	1,236	1,397
1 Includes loans held for sale.
2 Does not include banking premises held for sale.
3 Includes $31 million of PPP loans at September 30, 2022, which we expect will be paid in full by either the borrower or the SBA.

ZIONS BANCORPORATION, N.A.
Press Release – Page 12

Allowance for Credit Losses
(Unaudited)

	Three Months Ended
(In millions)	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Allowance for Loan Losses
Balance at beginning of period	$508	$478	$513	$491	$535
Provision for loan losses	60	39	(29)	23	(45)
Loan and lease charge-offs	38	18	17	11	8
Less: Recoveries	11	9	11	10	9
Net loan and lease charge-offs	27	9	6	1	(1)
Balance at end of period	$541	$508	$478	$513	$491
Ratio of allowance for loan losses to loans[1] and leases, at period end	1.00%	0.97%	0.93%	1.01%	0.97%
Ratio of allowance for loan losses to nonaccrual loans[1] at period end	358%	261%	190%	189%	152%
Annualized ratio of net loan and lease charge-offs to average loans	0.20%	0.07%	0.05%	0.01%	(0.01)%
Annualized ratio of net loan and lease charge-offs to average loans (excluding PPP loans)	0.21%	0.07%	0.05%	0.01%	(0.01)%
Reserve for Unfunded Lending Commitments
Balance at beginning of period	$38	$36	$40	$38	$39
Provision for unfunded lending commitments	11	2	(4)	2	(1)
Balance at end of period	$49	$38	$36	$40	$38
Allowance for Credit Losses
Allowance for loan losses	$541	$508	$478	$513	$491
Reserve for unfunded lending commitments	49	38	36	40	38
Total allowance for credit losses	$590	$546	$514	$553	$529
Ratio of ACL to loans[1] and leases outstanding, at period end	1.09%	1.04%	1.00%	1.09%	1.04%
Ratio of ACL to loans[1] and leases outstanding (excluding PPP loans), at period end	1.10%	1.05%	1.02%	1.13%	1.11%
1 Does not include loans held for sale.

ZIONS BANCORPORATION, N.A.
Press Release – Page 13

Nonaccrual Loans by Portfolio Type
(Unaudited)

(In millions)	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021

Loans held for sale	$—	$6	$—	$—	$—
Commercial:
Commercial and industrial	$52	$86	$112	$124	$157
PPP	5	1	2	3	—
Leasing	—	—	—	—	—
Owner occupied	28	40	53	57	67
Municipal	—	—	—	—	—
Total commercial	85	127	167	184	224
Commercial real estate:
Construction and land development	—	—	—	—	—
Term	20	20	20	20	25
Total commercial real estate	20	20	20	20	25
Consumer:
Home equity credit line	10	10	13	14	15
1-4 family residential	36	38	51	52	58
Construction and other consumer real estate	—	—	—	—	—
Bankcard and other revolving plans	—	—	1	1	1
Other	—	—	—	—	—
Total consumer	46	48	65	67	74
Total nonaccrual loans	$151	$201	$252	$271	$323

Net Charge-Offs by Portfolio Type
(Unaudited)

(In millions)	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Commercial:
Commercial and industrial	$31	$8	$6	$3	$(2)
PPP	—	—	—	—	—
Leasing	—	—	—	—	—
Owner occupied	—	—	(1)	—	(1)
Municipal	—	—	—	—	—
Total commercial	31	8	5	3	(3)
Commercial real estate:
Construction and land development	—	—	—	(3)	—
Term	—	—	—	—	—
Total commercial real estate	—	—	—	(3)	—
Consumer:
Home equity credit line	—	(1)	(1)	—	1
1-4 family residential	(4)	1	1	—	1
Construction and other consumer real estate	—	—	—	—	—
Bankcard and other revolving plans	—	1	1	—	—
Other	—	—	—	1	—
Total consumer loans	(4)	1	1	1	2
Total net charge-offs (recoveries)	$27	$9	$6	$1	$(1)

ZIONS BANCORPORATION, N.A.
Press Release – Page 14

CONSOLIDATED AVERAGE BALANCE SHEETS, YIELDS AND RATES

(Unaudited)	Three Months Ended
	September 30, 2022		June 30, 2022		September 30, 2021
(In millions)	Average balance	Average yield/rate [1]	Average balance	Average yield/rate [1]	Average balance	Average yield/rate [1]
ASSETS
Money market investments:
Interest-bearing deposits	$1,233	2.19%	$3,113	0.66%	$10,977	0.15%
Federal funds sold and security resell agreements	2,511	2.66%	2,542	1.13%	1,739	0.50%
Total money market investments	3,744	2.51%	5,655	0.87%	12,716	0.20%
Securities:
Held-to-maturity	560	2.88%	485	2.96%	557	2.87%
Available-for-sale	24,892	2.05%	25,722	1.91%	18,814	1.56%
Trading account	288	4.57%	357	5.07%	199	4.41%
Total securities	25,740	2.10%	26,564	1.97%	19,570	1.63%
Loans held for sale	37	5.33%	38	0.72%	52	3.03%
Loans and leases:[2]
Commercial - excluding PPP loans	28,972	4.13%	28,151	3.71%	24,854	3.76%
Commercial - PPP loans	408	6.28%	801	7.45%	3,795	6.66%
Commercial real estate	12,182	4.73%	12,098	3.69%	12,144	3.42%
Consumer	11,391	3.61%	10,734	3.24%	10,058	3.38%
Total loans and leases	52,953	4.17%	51,784	3.67%	50,851	3.82%
Total interest-earning assets	82,474	3.45%	84,041	2.94%	83,189	2.75%
Cash and due from banks	604		617		597
Allowance for credit losses on loans and debt securities	(515)		(480)		(536)
Goodwill and intangibles	1,021		1,015		1,015
Other assets	4,923		4,712		4,291
Total assets	$88,507		$89,905		$88,556
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
Savings and money market	$36,399	0.20%	$38,325	0.06%	$37,262	0.05%
Time	1,441	0.32%	1,488	0.24%	1,829	0.32%
Total interest-bearing deposits	37,840	0.20%	39,813	0.07%	39,091	0.07%
Borrowed funds:
Federal funds purchased and other short-term borrowings	2,885	2.33%	743	0.70%	630	0.08%
Long-term debt	673	4.83%	678	3.79%	1,204	2.34%
Total borrowed funds	3,558	2.80%	1,421	2.17%	1,834	1.56%
Total interest-bearing funds	41,398	0.43%	41,234	0.14%	40,925	0.13%
Noninterest-bearing demand deposits	39,623		41,074		38,320
Other liabilities	1,743		1,575		1,302
Total liabilities	82,764		83,883		80,547
Shareholders’ equity:
Preferred equity	440		440		440
Common equity	5,303		5,582		7,569
Total shareholders’ equity	5,743		6,022		8,009
Total liabilities and shareholders’ equity	$88,507		$89,905		$88,556
Spread on average interest-bearing funds		3.02%		2.80%		2.62%
Impact of net noninterest-bearing sources of funds		0.22%		0.07%		0.06%
Net interest margin		3.24%		2.87%		2.68%
Memo: total loans and leases, excluding PPP loans	52,545	4.16%	50,983	3.61%	47,056	3.59%
Memo: total cost of deposits		0.10%		0.03%		0.03%
Memo: total deposits and interest-bearing liabilities	81,021	0.22%	82,308	0.07%	79,245	0.07%
1 Rates are calculated using amounts in thousands and a tax rate of 21% for the periods presented.
2 Net of unamortized purchase premiums, discounts, and deferred loan fees and costs.

ZIONS BANCORPORATION, N.A.
Press Release – Page 15

GAAP to NON-GAAP RECONCILIATIONS
(Unaudited)
This press release presents non-GAAP financial measures, in addition to GAAP financial measures, to provide investors with additional information. The adjustments to reconcile from the applicable GAAP financial measures to the non-GAAP financial measures are presented in the following schedules. We consider these adjustments to be relevant to ongoing operating results and provide a meaningful basis for period-to-period comparisons. We use these non-GAAP financial measures to assess our performance, financial position, and for presentations of our performance to investors. We believe that presenting these non-GAAP financial measures permits investors to assess our performance on the same basis as that applied by our management and the financial services industry.
Non-GAAP financial measures have inherent limitations and are not necessarily comparable to similar financial measures that may be presented by other financial services companies. Although non-GAAP financial measures are frequently used by stakeholders to evaluate a company, they have limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of results reported under GAAP.
Tangible Common Equity and Related Measures
Tangible common equity and related measures are non-GAAP measures that exclude the impact of intangible assets and their related amortization. We believe these non-GAAP measures provide useful information about our use of shareholders’ equity and provide a basis for evaluating the performance of a business more consistently, whether acquired or developed internally.
RETURN ON AVERAGE TANGIBLE COMMON EQUITY (NON-GAAP)

		Three Months Ended
(Dollar amounts in millions)		September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021

Net earnings applicable to common shareholders, net of tax	(a)	$211	$195	$195	$207	$234
Average common equity (GAAP)		$5,303	$5,582	$6,700	$7,146	$7,569
Average goodwill and intangibles		(1,021)	(1,015)	(1,015)	(1,015)	(1,015)
Average tangible common equity (non-GAAP)	(b)	$4,282	$4,567	$5,685	$6,131	$6,554
Number of days in quarter	(c)	92	91	90	92	92
Number of days in year	(d)	365	365	365	365	365
Return on average tangible common equity (non-GAAP)	(a/b/c)*d	19.5%	17.1%	13.9%	13.4%	14.2%
TANGIBLE EQUITY RATIO, TANGIBLE COMMON EQUITY RATIO, AND TANGIBLE BOOK VALUE PER COMMON SHARE (ALL NON-GAAP MEASURES)

(Dollar amounts in millions, except per share amounts)		September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021

Total shareholders’ equity (GAAP)		$4,696	$5,632	$6,294	$7,463	$7,774
Goodwill and intangibles		(1,034)	(1,015)	(1,015)	(1,015)	(1,015)
Tangible equity (non-GAAP)	(a)	3,662	4,617	5,279	6,448	6,759
Preferred stock		(440)	(440)	(440)	(440)	(440)
Tangible common equity (non-GAAP)	(b)	$3,222	$4,177	$4,839	$6,008	$6,319
Total assets (GAAP)		$88,474	$87,784	$91,126	$93,200	$88,306
Goodwill and intangibles		(1,034)	(1,015)	(1,015)	(1,015)	(1,015)
Tangible assets (non-GAAP)	(c)	$87,440	$86,769	$90,111	$92,185	$87,291
Common shares outstanding (in thousands)	(d)	149,611	150,471	151,348	151,625	156,530
Tangible equity ratio (non-GAAP)	(a/c)	4.2%	5.3%	5.9%	7.0%	7.7%
Tangible common equity ratio (non-GAAP)	(b/c)	3.7%	4.8%	5.4%	6.5%	7.2%
Tangible book value per common share (non-GAAP)	(b/d)	$21.54	$27.76	$31.97	$39.62	$40.37

ZIONS BANCORPORATION, N.A.
Press Release – Page 16

Efficiency Ratio and Adjusted Pre-Provision Net Revenue
The efficiency ratio is a measure of operating expense relative to revenue. We believe the efficiency ratio provides useful information regarding the cost of generating revenue. The methodology of determining the efficiency ratio may differ among companies. We make adjustments to exclude certain items that are not generally expected to recur frequently, as identified in the subsequent schedule, which we believe allow for more consistent comparability across periods. Adjusted noninterest expense provides a measure as to how we are managing our expenses; adjusted pre-provision net revenue (“PPNR”) enables management and others to assess our ability to generate capital. Taxable-equivalent net interest income allows us to assess the comparability of revenue arising from both taxable and tax-exempt sources.
EFFICIENCY RATIO (NON-GAAP) AND ADJUSTED PRE-PROVISION NET REVENUE (NON-GAAP)

		Three Months Ended
(Dollar amounts in millions)		September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021

Noninterest expense (GAAP)	(a)	$479	$464	$464	$449	$429
Adjustments:
Severance costs		—	1	—	—	1
Other real estate expense, net		—	—	1	—	—
Amortization of core deposit and other intangibles		1	—	—	1	—
SBIC investment success fee accrual [1]		1	—	(1)	2	(4)
Total adjustments	(b)	2	1	—	3	(3)
Adjusted noninterest expense (non-GAAP)	(a-b)=(c)	$477	$463	$464	$446	$432

Net interest income (GAAP)	(d)	$663	$593	$544	$553	$555
Fully taxable-equivalent adjustments	(e)	10	9	8	10	7
Taxable-equivalent net interest income (non-GAAP)	(d+e)=(f)	673	602	552	563	562
Noninterest income (GAAP)	(g)	165	172	142	190	139
Combined income (non-GAAP)	(f+g)=(h)	838	774	694	753	701
Adjustments:
Fair value and nonhedge derivative income (loss)		4	10	6	(1)	2
Securities gains (losses), net		6	1	(17)	20	(23)
Total adjustments [2]	(i)	10	11	(11)	19	(21)
Adjusted taxable-equivalent revenue (non-GAAP)	(h-i)=(j)	$828	$763	$705	$734	$722

Pre-provision net revenue (PPNR) (non-GAAP)	(h)-(a)	$359	$310	$230	$304	$272
Adjusted PPNR (non-GAAP)	(j)-(c)	351	300	241	288	290
Efficiency ratio (non-GAAP)	(c/j)	57.6%	60.7%	65.8%	60.8%	59.8%
1 The success fee accrual is associated with the gains/(losses) from our SBIC investments. The gains/(losses) related to these investments are excluded from the efficiency ratio through securities gains (losses), net.
2 Excluding the $6 million equity investment valuation loss recorded in dividends and other income, the efficiency ratio for the three months ended September 30, 2022 would have been 57.2%.

ZIONS BANCORPORATION, N.A.
Press Release – Page 17

		Nine Months Ended
(Dollar amounts in millions)		September 30, 2022	September 30, 2021

Noninterest expense (GAAP)	(a)	$1,407	$1,292
Adjustments:
Severance costs		1	1
Other real estate expense		1	—
Amortization of core deposit and other intangibles		1	—
Pension termination-related expense		—	(5)
SBIC investment success fee accrual [1]		—	5
Total adjustments	(b)	3	1
Adjusted noninterest expense (non-GAAP)	(a-b)=(c)	$1,404	$1,291

Net interest income (GAAP)	(d)	$1,800	$1,655
Fully taxable-equivalent adjustments	(e)	27	22
Taxable-equivalent net interest income (non-GAAP)	(d+e)=(f)	1,827	1,677
Noninterest income (GAAP)	(g)	479	513
Combined income (non-GAAP)	(f+g)=(h)	2,306	2,190
Adjustments:
Fair value and nonhedge derivative income (loss)		20	15
Securities gains (losses), net		(10)	51
Total adjustments [2]	(i)	10	66
Adjusted taxable-equivalent revenue (non-GAAP)	(h-i)=(j)	$2,296	$2,124

Pre-provision net revenue (PPNR)	(h)-(a)	$899	$898
Adjusted PPNR (non-GAAP)	(j)-(c)	892	833
Efficiency ratio (non-GAAP)	(c/j)	61.1%	60.8%
1 The success fee accrual is associated with the gains/(losses) from our SBIC investments. The gains/(losses) related to these investments are excluded from the efficiency ratio through securities gains (losses), net.
2 Excluding the $6 million equity investment valuation loss recorded in dividends and other income, the efficiency ratio for the nine months ended September 30, 2022 would have been 61.0%.